Exhibit 99.1

Industrea Acquisition Corp. to Acquire Leading Provider of Concrete Pumping and Waste Management Services, Concrete Pumping Holdings

- Management to Discuss Acquisition via Conference Call Today, September 7, at 4:30 p.m. ET -

NEW YORK – September 7, 2018 – Industrea Acquisition Corp. (Nasdaq: INDUU, INDU, INDUW) ("Industrea" or the “Company”), a special purpose acquisition company focused on the industrial sector, today announced that it has entered into a definitive agreement to acquire Concrete Pumping Holdings, Inc. (“CPH”), a leading concrete pumping services and concrete environmental waste management solutions provider in the U.S. and U.K., from majority shareholder Peninsula Pacific, a Los Angeles-based private investment fund, select members of CPH management and former manager shareholders.

Upon consummation of the business combination, both CPH and Industrea will become wholly-owned subsidiaries of a newly formed holding company that will be named “Concrete Pumping Holdings, Inc.” (“Newco”) and whose common stock and warrants are expected to be listed on The Nasdaq Capital Market under the symbols “BBCP” and “BBCPW,” respectively. CPH’s equity holders will continue to own significant minority equity interests in the public company as part of the business combination.

CPH operates the industry’s most comprehensive fleet and highly-skilled operators to provide highly specialized, quality service and is especially suited to support large and complex construction projects. It operates under the only established national brands in the U.S. and U.K., providing concrete pumping services in the U.S. from a footprint of 80 locations across 22 states under the Brundage-Bone brand, and in the U.K. from 28 locations under the Camfaud brand. CPH is well-diversified across the commercial, infrastructure and residential end-markets, and serves a growing base of more than 8,000 customers with minimal customer concentration.

Concrete pumping is a specialized method of concrete placement that requires highly-skilled operators to position a truck-mounted boom for precise delivery when direct pouring is not feasible. The customer value proposition of concrete pumping includes shortened project times, enhanced access to challenging construction locations, consistent placement and enhanced job site safety. Importantly, since concrete pumping is also materially less labor-intensive than traditional placement methods, it represents a superior all-in cost solution for customers who are operating in an environment characterized by high construction labor costs. As a result of its attractive customer value proposition, concrete pumping has increasingly displaced other concrete placement methods.

“CPH is a leading player in every region it serves, and its scalable business platform has driven pricing optimization, cost efficiencies and strong fleet utilization,” said Industrea CEO Howard Morgan. “Combined with strong secular trends in concrete pumping and attractive industry dynamics, CPH is poised to enhance its growth and drive shareholder value. Our team looks forward to partnering with CPH’s senior management to enhance the company’s operational execution, accelerate its organic growth initiatives, and build on CPH’s extensive track record of more than 45 acquisitions since 1983.”

In addition to concrete pumping services, CPH also provides a complementary, full-service, cost-effective, and regulatory-compliant solution to manage environmental issues caused by concrete wastewater (“washout”) under the Eco-Pan brand. Its route-based solution operates from 13 locations in the U.S., provides watertight pans used to collect concrete washout, and ensures fully-compliant disposal and recycling of the waste.

“Eco-Pan is a unique, disruptive environmental waste management solution that accelerates CPH’s overall growth profile,” said Industrea Executive Vice President Tariq Osman. “Its route-based business model creates first-mover advantages, and the service benefits from several industry tailwinds, including increasingly stringent environmental regulations guiding the safe disposal of concrete washout, which should drive continued increased adoption. The Eco-Pan business has a strong track record of year-over-year top-line growth and a robust margin profile, and this represents just one of CPH’s many compelling growth opportunities.”

CPH is led by a highly tenured and experienced management team with significant industry experience, including CEO Bruce Young, a 38-year veteran in concrete pumping. Young has led CPH in his current role for the past 10 years and led Eco-Pan since its founding in 1999. In the U.K., Managing Director Tony Faud has run CPH’s Camfaud subsidiary since 2002 and worked at the business since 1982.

Young, who will remain CEO, stated: “Over the years, CPH has built a differentiated platform with significant scale and diversity, driving our growth. The geographic and service-line breadth of our offering also offers resiliency against changing market conditions. Concrete pumping continues to displace alternative concrete placement and concrete waste management solutions due to its compelling value proposition to customers. In addition to the inherent strengths of our business model, the robust economy and recent corporate tax reform are also benefiting our company, making the timing of CPH’s public debut highly compelling. Lastly, our Camfaud business continues to generate excellent results, which is a testament to the strengths of our business and team in the U.K. We look forward to leveraging the resources Industrea brings to continue our strong growth trajectory.”

Brent Stevens, Chairman of Peninsula Pacific, added: “CPH continues to be a compelling investment given its role as an acquisition platform in the U.S. and U.K., coupled with a high growth and complementary environmental services offering in Eco-Pan. Peninsula Pacific has been privileged to partner with Bruce Young and the rest of the outstanding CPH team, and we are confident that their strong track record of successes will accelerate in partnership with Industrea.”

Upon completion of the proposed transaction, CPH’s board is expected to consist of at least nine members, with at least seven serving independently.

Transaction Details

The proposed transaction will introduce CPH as a publicly traded company with an anticipated initial enterprise value of approximately $696 million, with net debt of approximately $244 million.

Industrea has secured the required financing to complete the proposed business combination, including a new $350.0 million debt facility, a $25.0 million zero-dividend convertible perpetual preferred stock investment from Nuveen (a TIAA company), and a $71.9 million private investment in public equity (PIPE) investment from Argand Partners and another institutional investor. Members of CPH management have also agreed to reinvest a minimum of approximately $42.0 million in the combined company. Peninsula Pacific has agreed to reinvest a minimum of $9.0 million in the combined company and former CPH management shareholders have agreed to reinvest approximately $9.0 million. The closing of the business combination is not subject to any minimum cash or maximum redemption conditions, and it is expected to occur in the fourth quarter of 2018. For a more detailed description of the terms of the proposed business combination, please see Industrea’s Current Report on Form 8-K to be filed with the U.S. Securities and Exchange Commission on or about the date hereof.

Upon completion of the proposed business combination, Industrea’s CEO, Howard D. Morgan, and Executive Vice Presidents, Tariq Osman and Heather L. Faust, will join the combined company’s board of directors, which is expected to consist of nine members, including CPH CEO and President, Bruce Young, and CFO, Iain Humphries, along with at least four additional independent directors.

Upon the closing of the transaction, the combined company will be named Concrete Pumping Holdings, Inc. and its common stock and warrants are expected to trade on Nasdaq under the proposed ticker symbols "BBCP" and "BBCPW," respectively.

Industrea was advised on the transaction by B. Riley FBR, Stifel, Headwall, and XMS Capital Partners. B. Riley FBR also acted as sole placement agent for the PIPE investments. Winston & Strawn LLP acted as Industrea’s legal counsel. Ellenoff Grossman & Schole LLP acted as legal counsel to B. Riley FBR. CPH and Peninsula Pacific were advised by Baird with Latham & Watkins LLP acting as legal counsel to CPH and Peninsula Pacific.

Conference Call

The management of Industrea and CPH will host an investor conference call today, September 7, 2018, at 4:30 p.m. Eastern time, to discuss the proposed transaction. Interested investors may participate in the call by dialing into the below numbers:

Toll-free dial-in number: (877) 451-6152

International dial-in number: (201) 389-0879

Conference ID: 13682823

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios at (949) 574-3860.

The conference call will be broadcast live and available for replay here. There will not be a question-and-answer session on this call.

A telephonic replay of the conference call will be available after 7:30 p.m. Eastern time on the same day.

Toll-free replay number: (844) 512-2921

International replay number: (412) 317-6671

Replay ID: 13682823

About Concrete Pumping Holdings (CPH)

CPH is the leading provider of concrete pumping services and concrete waste management services in the fragmented U.S. and U.K. markets, operating under the only established, national brands in both markets (Brundage-Bone and Camfaud, respectively). Concrete pumping is a specialized method of concrete placement that requires highly-skilled operators to position a truck-mounted fully-articulating boom for precise delivery of ready-mix concrete from mixer trucks to placing crews on a job site. CPH’s large fleet of specialized pumping equipment and trained operators position it to deliver concrete placement solutions that facilitate substantial labor cost savings to customers, shorten concrete placement times, enhance worksite safety and improve construction quality. CPH is also the leading provider of concrete waste management services in the U.S. market, operating under the only established, national brand, Eco-Pan. Highly complementary to its core concrete pumping service, Eco-Pan provides a full-service, cost-effective, regulatory-compliant solution to manage environmental issues caused by concrete washout. As of April 30, 2018, CPH provides concrete pumping services in the U.S. from a footprint of 80 locations across 22 states, concrete pumping services in the U.K. from 28 locations, and route-based concrete waste management services from 13 locations in the U.S. For more information, please visit www.concretepumpingholdings.com or CPH’s brand websites at www.brundagebone.com, www.camfaud.co.uk, or www.eco-pan.com.

About Industrea Acquisition Corp.

Industrea Acquisition Corp. is a special purpose acquisition company formed by an affiliate of Argand Partners for the purpose of entering into a merger, stock purchase, or similar business combination with one or more businesses in the industrial sector. Industrea Acquisition Corp. completed its initial public offering in August 2017, raising approximately $230 million in cash proceeds. For more information, please visit www.IndustreaEquity.com.

Additional Information About the Transaction and Where to Find it

In connection with the proposed transaction, Newco intends to file a Registration Statement on Form S-4, which will include a preliminary proxy statement/prospectus of the Company. The Company will mail a definitive proxy statement/prospectus and other relevant documents to its stockholders. The Company’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus and the amendments thereto and the definitive proxy statement/prospectus and documents incorporated by reference therein filed in connection with the proposed transaction, as these materials will contain important information about CPH, the Company and the proposed transaction. When available, the definitive proxy statement/prospectus and other relevant materials for the proposed transaction will be mailed to stockholders of the Company as of a record date to be established for voting on the proposed transaction. Stockholders will also be able to obtain copies of the preliminary proxy statement/prospectus, the definitive proxy statement/prospectus and other documents filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC’s web site at www.sec.gov, or by directing a request to: Industrea Acquisition Corp., 28 West 44th Street, Suite 501, New York, NY 10036, Attention: Secretary, (212) 871-1107.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed transaction. A list of the names of those directors and executive officers and a description of their interests in the Company is contained in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2017, which was filed with the SEC and is available free of charge at the SEC’s web site at www.sec.gov, or by directing a request to Industrea Acquisition Corp., 28 West 44th Street, Suite 501, New York, NY 10036, Attention: Secretary, (212) 871-1107. Additional information regarding the interests of such participants will be contained in the proxy statement/prospectus for the proposed transaction when available.

CPH and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed transaction. A list of the names of such directors and executive officers and information regarding their interests in the proposed transaction will be included in the proxy statement/prospectus for the proposed transaction when available.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s and CPH’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s and CPH’s expectations with respect to future performance and anticipated financial impacts of the proposed transaction, the satisfaction of the closing conditions to the proposed transaction and the timing of the completion of the proposed transaction. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside the Company’s and CPH’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement for the proposed transaction (the “Merger Agreement”) or could otherwise cause the proposed transaction to fail to close; (2) the outcome of any legal proceedings that may be instituted against the Company and CPH following the announcement of the Merger Agreement and the proposed transaction; (3) the inability to complete the proposed transaction, including due to failure to obtain approval of the stockholders of the Company or other conditions to closing in the Merger Agreement; (4) the receipt of an unsolicited offer from another party for an alternative business transaction that could interfere with the proposed transaction; (5) the inability to obtain or maintain the listing of the shares of common stock of the post-acquisition company on The Nasdaq Stock Market following the proposed transaction; (6) the risk that the proposed transaction disrupts current plans and operations as a result of the announcement and consummation of the proposed transaction; (7) the ability to recognize the anticipated benefits of the proposed transaction, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees; (8) costs related to the proposed transaction; (9) changes in applicable laws or regulations; (10) the possibility that CPH or the combined company may be adversely affected by other economic, business, and/or competitive factors; and (11) other risks and uncertainties indicated from time to time in the proxy statement/prospectus relating to the proposed transaction, including those under “Risk Factors” therein, and in the Company’s other filings with the SEC. The Company cautions that the foregoing list of factors is not exclusive. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

No Offer or Solicitation

This press release does not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction. This press release also does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities will be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

Contacts:

Industrea Acquisition Corp.

Howard Morgan

Chief Executive Officer

(212) 871-1107

Liolios Group, Investor Relations

Cody Slach or Matt Glover

(949) 574-3860

INDU@Liolios.com